Exhibit 10.93.7

Execution Version

AMENDMENT NO. 9 AND WAIVER TO THE CREDIT AGREEMENT

Dated as of June 26, 2009

AMENDMENT NO. 9 AND WAIVER TO THE CREDIT AGREEMENT (this “Amendment No. 9”) among Headwaters Incorporated, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement referred to below), Morgan Stanley & Co. Incorporated, as collateral agent (the “Collateral Agent”), and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent (the “Administrative Agent”; together with the Collateral Agent, the “Agents”).

PRELIMINARY STATEMENTS:

(1) The Borrower, certain financial institutions and other persons from time to time parties thereto (collectively, the “Lenders”), the Agents, JPMorgan Chase Bank, N.A. (as successor to JPMorgan Chase Bank), as syndication agent, and Morgan Stanley and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, have entered into that certain Credit Agreement dated as of September 8, 2004 (as amended and modified pursuant to consents dated November 6, 2004 and December 16, 2004, Amendment No. 2 to the Credit Agreement dated March 14, 2005, Amendment No. 3 to the Credit Agreement dated May 19, 2005, Amendment No. 4 to the Credit Agreement dated October 26, 2005, Amendment No. 5 to the Credit Agreement dated June 27, 2006, Amendment No. 6 to the Credit Agreement dated August 30, 2006, Amendment No. 7 to the Credit Agreement dated January 12, 2007 and Amendment No. 8 to the Credit Agreement dated August 15, 2008, the “Credit Agreement”; capitalized terms used herein but not defined shall be used herein as defined in the Credit Agreement).

(2) The Borrower, the Agents and the Required Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain additional respects as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Amendment of Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 below, hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is amended by adding in the appropriate alphabetical order the following new definitions:

“ABL Collateral Documents” means all agreements, instruments and documents executed in connection with the ABL Loan Agreement that create or are intended to create or evidence Liens to secure the ABL Obligations.

“ABL Facility” means an asset based revolving credit facility providing to the Borrower and such Subsidiaries of the Borrower as shall be “borrowers” thereunder, aggregate commitments of not less than $50,000,000 and not more than $70,000,000 that have a stated expiration date of no earlier than April 30, 2011.

Headwaters – Amendment No. 9 to the Credit Agreement

“ABL Facility Documents” means the ABL Loan Agreement, the ABL Collateral Documents, the Intercreditor Agreement and the other documents to be entered into by the Borrower and any other borrowers with the lenders under the ABL Facility pursuant to the terms thereof.”

“ABL Loan Agreement” means a loan agreement among the Borrower, such Subsidiaries of the Borrower as may be co-borrowers thereunder and the lenders in respect of the ABL Facility.

“ABL Obligations” has the meaning specified in the ABL Loan Agreement.

“ABL Priority Collateral” means (a) all accounts receivable and inventory owned by Headwaters Construction Materials, Inc. and Tapco International Corporation and their respective Subsidiaries, (b) all accounts receivable owned by Headwaters Resources, Inc. and its Subsidiaries, (c) all deposit accounts of Headwaters Construction Materials, Inc., Tapco International Corporation and Headwaters Resources, Inc. and their respective Subsidiaries, except for those which may be excluded pursuant to the ABL Facility Documents (“Excluded Deposit Accounts”), (d) all support obligations in respect of the accounts receivable described in clauses (a) and (b), including letters of credit and guaranties issued in support of accounts receivable or proceeds of collateral, (e) all securities accounts of Headwaters Construction Materials, Inc., Tapco International Corporation and Headwaters Resources, Inc. and their respective Subsidiaries, except for those except for those which may be excluded pursuant to the ABL Facility Documents (“Excluded Security Accounts”) to the extent the cash or Cash Equivalent Instruments contained therein were derived from accounts receivable, inventory or deposit accounts described in clauses (a), (b) and (c), (f) all certificates of title, documents or instruments evidencing ownership or title to any inventory described in clauses (a) and (h), (g) all monies, whether or not in the possession of any agent for the ABL Facility, a lender under the ABL Facility, a bailee or Affiliate of such agent or lender that were derived from or consist of any of the Property described in this definition of ‘ABL Priority Collateral’, (h) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premium with respect to insurance policies and claims against any Person for loss, damage or destruction of any of the Property described in this definition of ‘ABL Priority Collateral’, (i) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this definition of ‘ABL Priority Collateral’; and (j) such additional Property as specified in the Intercreditor Agreement as ‘ABL Priority Collateral’.”

“Amendment No. 9 and Waiver to the Credit Agreement” means, that Amendment No. 9 and Waiver dated June 26, 2009 among the Borrower, the Lenders, the Collateral Agent, and the Agents.

“Amendment No. 9 Effective Date” means the date Amendment No. 9 and Waiver to the Credit Agreement shall become effective in accordance with its terms.

“Boynton Appeal Bond” means any appeal bond or similar instrument which the Borrower is required to provide in order to stay any judgment rendered in the Boynton Litigation in connection with any appeal of such judgment.

Headwaters – Amendment No. 9 to the Credit Agreement

“Boynton Litigation” means Phillip E. Boynton, et al., v. Headwaters Incorporated, U.S.D.C., Western Dist. TN, no. 1:02-cv-01111-JPM-egb, including any appellate proceedings therefrom.

“Ratings” shall have the meaning set forth in the Pricing Schedule.

“Term B1 Lenders” means any Lender holding any Term B1 Loans.

(b) The definition of “Alternate Base Rate” contained in Section 1.1 to the Credit Agreement is amended by inserting immediately before the period (“.”) at the end of such definition, the following proviso:

“; provided that, at no time shall the Alternate Base Rate be less than 4.00% per annum.”.

(c) The definition of “Applicable Margin” contained in Section 1.1 to the Credit Agreement is amended by inserting immediately after the words “Pricing Schedule” in the third line of such definition, the following proviso thereof:

“, provided that, (A) from and after the date of closing of the new ABL Facility, the Applicable Margin shall be increased by the greater of (x) 100 basis points and (y) an amount such that the Applicable Margin for the Term B1 Loans for Eurodollar Loans and Floating Rate Loans shall exceed (in each case) the respective applicable margins on loans comparable to Eurodollar Loans and Floating Rate Loans made under such ABL Facility by 200 basis points, and (B) if the Borrower, after incurring Indebtedness under the ABL Facility, has not repaid at least $50,000,000 in aggregate principal amount of Term B1 Loans following the Amendment No. 9 Effective Date and on or before December 31, 2009, then commencing as of January 1, 2010 the Applicable Margin shall be increased by 25 basis points every quarter until such aforementioned payment is made”.

(d) The definition of “Consolidated EBITDA” contained in Section 1.1 to the Credit Agreement is amended by (i) substituting a comma (“,”) for the word “and” immediately following the words “goodwill and intangible assets” in the fourth line of such definition, (ii) inserting, immediately following the words “in any fiscal year thereafter” in the sixth line of such definition, the following new subparagraphs:

“, (vii) at any time that Section 6.21.1(b) is in effect solely for purposes of calculations under Section 6.21 and 6.22, any charges recognized in connection with the Boynton Litigation up to an amount not to exceed $21,425,000 (less any reversals or reductions of such charge) and (viii) any non-cash losses resulting from the issuance of Equity Interests in exchange for Convertible Notes”,

(iii) substituting a comma (“,”) for the word “and” immediately following the words “on a consolidated basis” in the eighth line of such definition, and (iv) inserting, immediately following the figure “$24,755,000.00” in the ninth line of such definition, the following new subparagraph:

“and (iii) at any time that Section 6.21.1(b) is in effect, future gains earned by the Borrower resulting from any retirement of Indebtedness”.

Headwaters – Amendment No. 9 to the Credit Agreement

(e) The definition of “Consolidated Future Maturities” contained in Section 1.1 to the Credit Agreement is amended by (i) substituting a semi-colon (“;”) for the period (“.”) at the end of the definition, and (ii) inserting immediately after the semi-colon inserted pursuant to subparagraph (i) hereof, the following proviso thereof:

“ provided that, in respect of each Measurement Period referred to in Section 6.22(z), if the Revolving Loan Commitments have been refinanced with commitments under an ABL Facility, Consolidated Future Maturities shall not include any scheduled payments of principal of the Loans due and payable in February 2011 and April 2011 pursuant to Section 2.1.2(e) and any mandatory prepayment of principal required under Section 2.2.”.

(f) The definition of “Eurodollar Base Rate” contained in Section 1.1 to the Credit Agreement is amended by inserting immediately before the period (“.”) at the end of the definition, the following proviso thereof:

“, provided that, at no time shall the Eurodollar Base Rate be less than 3.00% per annum.”.

(g) The definition of “Financing” contained in Section 1.1 to the Credit Agreement is amended by inserting immediately after the period (“.”) at the end of the definition the words “For the avoidance of doubt, the term “Financing” shall not include any Indebtedness incurred under the ABL Facility.”

(h) The definition of “Intercreditor Agreement” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

““Intercreditor Agreement” means an intercreditor agreement between the Collateral Agent and the agent under the ABL Loan Agreement, and acknowledged by the Borrower and each other Loan Party, reasonably satisfactory to Ropes & Gray LLP, as counsel to certain of the Term B1 Lenders and in the form to which the Required Lenders shall not have objected after they have been given a period of three Business Days to review a substantially final version thereof.”

(i) The definition of “Material Indebtedness” contained in Section 1.1 of the Credit Agreement is amended by inserting immediate before the phrase “any Indebtedness” contained therein the following: “the ABL Facility and.”

(j) The definition of “Restricted Payment” contained in Section 1.1 of the Credit Agreement is amended by (i) substituting a comma (“,”) for the word “and” immediately following the words “the Obligations” in the twelfth line of such definition; (ii) substituting the letter in parentheses “(y)” therein with “(z)”; and (iii) inserting immediately after “the Obligations,” in the twelfth line the words “ (y) Indebtedness under the ABL Facility”.

(k) The definition of “Revolving Loan Termination Date” contained in Section 1.1 of the Credit Agreement is amended by inserting, immediately after the date referenced in subparagraph (a) thereof and right before the comma (“,”), the following parenthetical to read as follows:

Headwaters – Amendment No. 9 to the Credit Agreement

“(or with respect to any Lender, such later date as may be agreed in writing between such Lender and the Borrower and acknowledged by the Administrative Agent)”.

(l) Section 2.2(c) of the Credit Agreement is amended by substituting the following in its entirety for such Section:

“Upon the consummation of any Financing by the Borrower or any Subsidiary of the Borrower, within three (3) Business Days after the Borrower’s or any of its Subsidiaries’ receipt of any Net Cash Proceeds, the Borrower shall make a mandatory prepayment of the Loans, subject to the provisions governing the application of payments set forth in Section 2.2(e), (i) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds, in the case of a debt Financing of the type described in clause (ii) of the definition thereof; provided that such percentage shall be reduced to 0% if the Total Leverage Ratio after giving effect to such transaction would be less than 3.50:1.00 (calculated on a pro forma basis after giving effect to such transaction), and (ii) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds, in the case of an equity Financing of the type described in clause (i) of the definition thereof; provided that such percentage shall be reduced to 0% if the Total Leverage Ratio after giving effect to such transaction would be less than 3.50:1.00 (calculated on a pro forma basis after giving effect to such transaction). Furthermore, if the Borrower has not otherwise prepaid at least $25,000,000 of the outstanding principal amount of the Term B1 Loans pursuant to Section 2.2(b) and/or (c) and/or Section 2.7 between the Amendment No. 9 Effective Date and December 31, 2009 and the Borrower incurs Indebtedness permitted under Section 6.14.12, the Borrower shall prepay at least $25,000,000 in aggregate principal amount of Term B1 Loans on or before December 31, 2009, it being understood that the prepayment required under this sentence is applicable regardless of the availability of Net Cash Proceeds of any Financing.”

(m) Section 2.5 of the Credit Agreement is amended by (i) substituting the following text in its entirety for such Section Heading:

“Commitment Fee; Aggregate Revolving Loan Commitment; Letter of Credit Facility; ABL Consent Fee.”,

and (ii) inserting at the end of such Section, the following new “Sub-section 2.5.4” to read as follows:

“2.5.4. ABL Consent Fee. Upon the closing of the ABL Facility, the Borrower shall pay to the Administrative Agent for the account of the Term B1 Lenders consenting to Amendment No. 9 and Waiver to the Credit Agreement based on their outstanding principal amounts of Term B1 Loans as of the Amendment No. 9 Effective Date (reduced by any amounts prepaid between the Amendment No. 9 Effective Date and the closing of the ABL Facility), an additional consent fee of 25 basis points (less the amount of fees and expenses paid to Ropes & Gray LLP by the Borrower as a result of Section 6.14.12(a)).”.

(n) Section 5.5 of the Credit Agreement is amended and restated in its entirety to read as follows:

“5.5 Material Adverse Change. Since September 30, 2008, there has been no Material Adverse Change.”.

Headwaters – Amendment No. 9 to the Credit Agreement

(o) Section 6.12 of the Credit Agreement is amended by inserting the following new sub-section 6.12.6 to read as follows:

“6.12.6 Other dispositions or transfers of Property, provided that (a) the net book value of such Property being disposed of or transferred shall not exceed an aggregate sum of $50,000,000 during the period from and after the Amendment No. 9 Effective Date, and such transfer or other disposition shall be for fair market value, (b) the Borrower shall apply the Net Cash Proceeds received in respect of each such disposition or transfer to repay the Term B1 Loans pursuant to Section 2.2(b) without regard to any reinvestment rights otherwise provided in Section 2.2(b), unless any principal repayment required under the final sentence of Section 2.2(c) has been made, and (c) after giving effect to such disposition or transfer of Property, the pro forma Senior Leverage Ratio shall be no greater than that in effect immediately prior to giving effect to such disposition or transfer of Property.

(p) Section 6.14 of the Credit Agreement is amended by replacing subsection 6.14.12 in its entirety with the following:

“6.14.12 Indebtedness in respect of an ABL Facility, provided that (a) the ABL Facility Documents shall have been reviewed and found reasonably satisfactory by Ropes & Gray LLP, as an independent counsel acting on behalf of certain of the Term B1 Lenders, (b) outstanding Revolving Loan Commitments shall have been terminated and (c) the initial lenders under the ABL Facility shall have Ratings of at least BBB- from S&P or Baa3 from Moody’s; provided further that at any time when the ABL Facility is in place, if the Administrative Agent determines that the Borrower has agreed in the ABL Loan Agreement to comply with a fixed charge coverage ratio that is different from the Fixed Charge Coverage Ratio contained in Section 6.22 of this Agreement, the Borrower hereby agrees that such fixed charge coverage ratio as provided in the ABL Loan Agreement, shall be automatically incorporated into this Agreement as an additional covenant and not, for the avoidance of doubt, in replacement of the existing covenant provided under Section 6.22 and the relevant terms and provisions in connection thereto shall be deemed incorporated by reference into this Agreement, and the Borrower shall promptly execute and deliver a formal amendment to this Agreement which shall be effective without consent of any other party hereto.”

(q) Section 6.14 of the Credit Agreement is amended by adding at the end thereof a new subsection 6.14.15, to read as follows:

“6.14.15 Indebtedness not in excess of the difference between $25,000,000 minus any payments made in respect of any judgment or settlement of the Boynton Litigation consisting of reimbursement obligations in respect of a Boynton Appeal Bond which is secured by a Lien permitted under Section 6.15.20.”

(r) Section 6.15 of the Credit Agreement is amended by amending and restating Section 6.15.15 in its entirety to read as follows:

“6.15.15 Liens securing Indebtedness permitted under Section 6.14.12, provided that such Liens shall be subject to the Intercreditor Agreement and shall be junior in priority to the Liens securing the Secured Obligations except with respect to ABL Priority Collateral (as to which the Liens securing the Secured Obligations shall be perfected and have a second priority security interest ranking only behind the Liens

Headwaters – Amendment No. 9 to the Credit Agreement

securing the ABL Facility, pursuant to the provisions of the Intercreditor Agreement, and the Liens that are permitted under the Loan Documents to be senior in priority to the Liens securing the Secured Obligations (with respect to Collateral of a type constituting ABL Priority Collateral)).

(s) Section 6.15 of the Credit Agreement is amended by adding at the end thereof a new subsection 6.15.20, to read as follows:

“6.15.20 If, under the ABL Loan Agreement, the available letter of credit commitments thereunder are less than the maximum amount of a letter of credit that must be issued to enable the Borrower to procure a Boynton Appeal Bond, but the commitments available to borrow under the ABL Loan Agreement are sufficient for such purpose, the Borrower may borrow under the ABL Facility and use such borrowing (not to exceed an aggregate principal amount not to exceed the difference between $25,000,000 and any amount paid in respect of any judgment or settlement of the Boynton Litigation) to cash collateralize any Boynton Appeal Bond.”

(t) Section 6.18 of the Credit Agreement is amended by (i) inserting immediately after the words “Indebtedness permitted under” in the eighth line thereof, the text “(x)”, and (ii) inserting immediately after the words “Permitted Indebtedness” at the end of such section and right before the period (“.”) thereof, the following new subparagraph to read as follows:

“and (y) the ABL Loan Agreement so long as the terms of such encumbrance or restriction are no more restrictive than the terms hereof and permit the creation of such encumbrances or restrictions on the Borrower and its Subsidiaries under this Agreement.”

(u) Section 6.20 of the Credit Agreement is amended by inserting immediately before the period (“.”) at the end of the first sentence thereof the words “except as permitted under subsection (iii) of the definition of ‘Restricted Payment’.”

(v) Section 6.21.1 of the Credit Agreement is amended by (i) restating the existing provisions thereof, without any amendment thereto, as a new sub-section “(a)” of Section 6.21.1 therefor, and (ii) inserting, after the new sub-section (a) of Section 6.21.1, the following new sub-section “(b)” of Section 6.21.1 to read as follows:

“(b) Notwithstanding the provisions of Section 6.21.1(a), at any time that the Borrower is party to an ABL Facility, the Borrower will not permit the Total Leverage Ratio to be greater than the ratio set forth for such period below:

For each four fiscal quarter period ended:	Total Leverage Ratio
September 30, 2009	5.25:1.00
December 31, 2009	5.50:1.00
March 31, 2010 through June 30, 2010	5.75:1.00
September 30, 2010	5.25:1.00
December 31, 2010	5.00:1.00
March 31, 2011	4.75:1.00

Headwaters – Amendment No. 9 to the Credit Agreement

(w) Section 6.22 is amended by deleting the existing subparagraph (z) thereof in its entirety and replacing it therefor with a new subparagraph to read as follows:

“(z)(i) for each Measurement Period ending on or after September 30, 2009 and on or prior to December 31, 2009, 1.25:1.00, (ii) for each Measurement Period ending after December 31, 2009 and on or prior to September 30, 2010, 1.00:1.00, and (iii) for each Measurement Period ending after September 30, 2010, 1.25:1.00.”.

(x) Section 6.23 is amended by deleting in its entirety the last row of the table set forth therein and replacing such deleted row with the following:

2007	$100,000,000
2008	$100,000,000
2009	$67,500,000
2010	$60,000,000
2011	$55,000,000

(y) Section 6.32 of the Credit Agreement is amended by (i) substituting a comma (“,”) for the word “and” immediately following the words “Subsidiaries under this Agreement” from the seventh line of such section thereof, and (ii) inserting, immediately following the parenthetical at the end of such section and right before the period (“.”) thereof, the following new subparagraph to read as follows:

“and (v) under the ABL Loan Agreement so long as the terms of such prohibitions or conditions on the creation or assumption of Liens are no more restrictive than the terms hereof and permit the creation or assumption of Liens securing the Obligations of the Borrower and its Subsidiaries under this Agreement”.

(z) Section 9.6(i) of the Credit Agreement is amended by inserting, immediately after the text “or the Lenders” at the end of the parenthetical in the second sentence of such sub-section and immediately before the punctuation mark (“)”), the following new text to read as follows:

“and including up to $100,000 of fees and expenses for Ropes & Gray LLP as counsel to certain of the Term B1 Lenders in respect of the review of the ABL Facility Documents contemplated by Section 6.14.12(a) (it being understood that such fees and expenses shall be payable regardless whether the ABL Facility closing occurs)”.

(aa) The Pricing Schedule is amended by deleting the second table therein in its entirety and inserting the following new table:

APPLICABLE MARGIN FOR TERM B1 LOANS AND REVOLVING LOANS	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	5.25%	5.75%	6.25%	6.75%

Headwaters – Amendment No. 9 to the Credit Agreement

Floating Rate	4.25%	4.75%	5.25%	5.75%

SECTION 2. Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Required Lenders, effective from and after the Amendment No. 9 Effective Date, hereby irrevocably and permanently waive the requirements of Section 6.21.1 of the Credit Agreement with respect to the fiscal quarter ending on June 30, 2009.

SECTION 3. Conditions to Effectiveness. This Amendment No. 9 and the amendments contained herein shall become effective as of the date hereof (the “Amendment No. 9 Effective Date”) when each of the conditions set forth in this Section 3 to this Amendment No. 9 shall have been fulfilled to the satisfaction of the Administrative Agent.

(a) Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment No. 9, duly executed and delivered on behalf of the Borrower and the Required Lenders, or, as to any of the foregoing parties, advice reasonably satisfactory to the Administrative Agent that such party has executed a counterpart of this Amendment No. 9.

(b) Guarantor Consent. The Administrative Agent shall have received the Consent attached as Exhibit A hereto duly executed by each of the Guarantors.

(c) Payment of Fees and Expenses; Retainer. The Borrower shall have paid (i) an amendment fee of 50 basis points for the account of each Lender that executes and delivers this Amendment No. 9 at or before 5.00 P.M. (New York City time) on June 26, 2009 (calculated on the outstanding principal amounts of such Lender’s outstanding Loans and Commitments, taken as a whole but without duplication), (ii) all reasonable expenses (including the reasonable fees and expenses of Shearman & Sterling LLP) incurred in connection with the preparation, negotiation and execution of this Amendment No. 9 and other matters relating to the Credit Agreement (including, without limitation, filing fees in connection with the perfection of any security interests) from and after the last invoice to the extent invoiced, and (iii) a $100,000 retainer to Ropes & Gray LLP as counsel to certain of the Term B1 Lenders.

(d) Resolution. The Administrative Agent shall have received a certified copy of the resolutions of the Board of Directors of the Borrower approving this Amendment No. 9, and all other documents evidencing other necessary corporate action and other third party approvals and consents, if any, with respect to this Amendment No. 9.

(e) Opinion. The Administrative Agent shall have received a written opinion of the Borrower’s counsel, in form and substance satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent and the Lenders, with respect to such matters as the Administrative Agent may reasonably request.

(f) No Default. (i) There shall exist no Default or Unmatured Default under the Credit Agreement as amended hereby and no Default or Unmatured Default would result from this Amendment and (ii) the representations and warranties contained in Article V of the Credit Agreement shall be true and correct in all material respects as of the Amendment No. 9 Effective Date before and after giving effect to this Amendment except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and the

Headwaters – Amendment No. 9 to the Credit Agreement

Administrative Agent shall have received a certificate from a responsible officer of the Borrower as to the satisfaction of the conditions in clauses (i) and (ii).

SECTION 4. Confirmation of Representations and Warranties. Each of the Credit Parties hereby represents and warrants, on and as of the date hereof, that (a) the representations and warranties contained in the Credit Agreement are correct and true in all material respects on and as of the date hereof, before and after giving effect to this Amendment No. 9, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date and (b) no Default or Unmatured Default has occurred and is continuing, or would occur as a result of the transactions contemplated by this Amendment No. 9.

SECTION 5. Reference to and Effect on the Loan Documents. (a) On and after the Amendment No. 9 Effective Date, each reference in the Credit Agreement to “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other transaction documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Amendment No. 9.

(b) The Credit Agreement, the Pledge and Security Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment No. 9, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Credit Parties under the Loan Documents, in each case as amended by this Amendment No. 9.

(c) The execution, delivery and effectiveness of this Amendment No. 9 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 6. Release. Although each Lender and each Agent regards its conduct as proper and does not believe that the Borrower or any Guarantor (each, a “Loan Party” and the Borrower and the Guarantors collectively, the “Loan Parties”) has any claim, right, cause of action, offset or defense against such Lender, such Agent or any other Lender in connection with the execution, delivery, performance and ongoing administration of, or the transactions contemplated by, the Credit Agreement and the other Loan Documents, each Lender, each Agent and each Loan Party agree that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever will not impair or otherwise affect any rights, interests, contracts or remedies of the Lenders or the Agents. Therefore, each Loan Party, on behalf of itself and its employees, agents, officers, directors, representatives, predecessors, successors, transferees and assigns, unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, knowingly releases, waives and forever discharges (and further agrees not to allege, claim or pursue) (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever of any Lender to any Loan Party, except for any obligations to be respectively performed by the Lenders as expressly set forth in this Amendment No. 9, the Credit Agreement and the other Loan Documents after the Amendment No. 9 Effective Date, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, of any Lender to any Loan Party (and any rights of any Loan Party against any Lender) other than any such obligations expressly set forth in this Amendment No. 9, the Credit Agreement and the other Loan Documents to be performed after the Amendment No. 9 Effective Date, (c) any and all claims, whether known or unknown, under any oral or implied agreement with

Headwaters – Amendment No. 9 to the Credit Agreement

(or obligation or undertaking of any kind whatsoever of) any Lender which is different from or in addition to the express terms of this Amendment No. 9, the Credit Agreement and the other Loan Documents and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Loan Party or any predecessor, successor or assign might otherwise have or may have against any Lender on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Amendment No. 9 Effective Date.

SECTION 7. Execution in Counterparts. This Amendment No. 9 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 9 by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment No. 9.

SECTION 8. Governing Law. This Amendment No. 9 shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be subject to the jurisdictional and service provisions of the Credit Agreement, as if this were a part of the Credit Agreement.

SECTION 9. Entire Agreement; Modification. This Amendment No. 9 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and may not be amended, extended or otherwise modified, except in a writing executed in whole or in counterparts by each party hereto.

[SIGNATURE PAGES FOLLOW]

Headwaters – Amendment No. 9 to the Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 9 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HEADWATERS INCORPORATED,
as Borrower

By:	/s/ Steven G. Stewart
Title:	Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Swing Line Lender and as a Lender

By:	/s/ Stephen B. King
Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED,
as Collateral Agent

By:	/s/ David Albert
Title:	Managing Director

[And other Lenders]

Headwaters – Amendment No. 9 to the Credit Agreement

EXHIBIT A

CONSENT

Dated as of June 25, 2009

Reference is made to the Credit Agreement referred to in the foregoing Amendment No. 9 (capitalized terms used herein and not defined being used herein as defined in the Credit Agreement). Each of the undersigned, in its capacity as a Guarantor under the Guaranty Agreement and as a Grantor under the Pledge and Security Agreement, hereby (i) consents to the execution, delivery and performance of Amendment No. 9 and agrees that each of the Guaranty Agreement and the Pledge and Security Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Amendment No. 9 Effective Date, except that, on and after such Amendment No. 9 Effective Date referred to in Amendment No. 9, each reference to “the Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended and otherwise modified by Amendment No. 9 and (ii) confirms that the Collateral Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations. This Consent shall, pursuant to New York General Obligations Law Section 5-1401, be governed by, and construed in accordance with, the laws of the State of New York.

ATLANTIC SHUTTER SYSTEMS, INC.;

BEST MASONRY & TOOL SUPPLY, LLC

CHIHUAHUA STONE, LLC;

COVOL COAL COMPANY, LLC;

COVOL ENGINEERED FUELS, LC;

COVOL FUELS NO. 2, LLC.

COVOL FUELS NO. 3, LLC.

COVOL FUELS NO. 4, LLC.

COVOL FUELS NO. 5, LLC.

COVOL SERVICES CORPORATION;

DON’S BUILDING SUPPLY, LLC

ELDORADO G-ACQUISITION CO.;

ELDORADO SC-ACQUISITION CO.;

ELDORADO STONE ACQUISITION CO., LC;

ELDORADO STONE FUNDING CO., LLC;

ELDORADO STONE LLC;

ELDORADO STONE OPERATIONS LLC;

ENVIRONMENTAL TECHNOLOGIES GROUP, LLC;

GLOBAL CLIMATE RESERVE CORPORATION;

HCM FLEXCRETE, LLC;

HCM STONE, LLC;

HCM UTAH, INC.;

HEADWATERS CONSTRUCTION MATERIALS, INC.;

HEADWATERS CONSTRUCTION MATERIALS, LLC;

HEADWATERS ENERGY SERVICES CORP.;

HEADWATERS ETHANOL OPERATORS, LLC;

HEADWATERS HEAVY OIL, LLC;

HEADWATERS CTL, LLC

HEADWATERS RESOURCES, INC.;

HEADWATERS SYNFUEL INVESTMENTS, LLC;

HEADWATERS TECHNOLOGY INNOVATION GROUP, INC.;

HEADWATERS SERVICES CORPORATION;

L-B STONE LLC;

METAMORA PRODUCTS CORPORATION;

METAMORA PRODUCTS CORPORATION OF ELKLAND;

MTP, INC.;

TAPCO INTERNATIONAL CORPORATION;

VFL TECHNOLOGY CORPORATION;

each as a Guarantor

By:	/s/ Steven Stewart
Name:	Steven Stewart
Title:	Chief Financial Officer

Headwaters – Amendment No. 9 to the Credit Agreement